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Avista Announces Changes in Its Officer Team

SPOKANE, Wash. – July 30, 2015, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today announced changes in its officer team, approved by the Board of Directors. Vice President, Controller and Principal Accounting Officer Christy Burmeister-Smith has announced plans to retire on Oct. 1, 2015, after serving the company and its customers for 35 years. Ryan Krasselt, currently Avista’s director of risk management and assistant treasurer, has been selected to fill Burmeister-Smith’s role upon her retirement. Krasselt will have responsibility for Avista Corp.’s financial and accounting activities.

Ed Schlect, former executive vice president of corporate development at Ecova, will join the Avista Corp. officer team on Sept. 8, 2015, as vice president and chief strategy officer. In his role, Schlect will be evaluating growth opportunities and innovative services while applying his knowledge and expertise around data intelligence. Roger Woodworth, previously vice president and chief strategy officer, will be leading initiatives of Avista Development, an Avista Corp. subsidiary, in support of economic development within our utility service areas. Spokane’s University District and the Steam Plant Square properties will be particular areas of focus.

“These are all positive changes that provide continuity of knowledge and align with Avista’s succession planning strategy,” said Avista Corp. Chairman of the Board, President and Chief Executive Officer Scott Morris. “We want to thank Christy for her 35 years of service to Avista. Her leadership in finance and accounting has played an important role in building the financial strength of our company. Ryan’s experience in accounting and finance and Ed’s industry knowledge are great assets, and through strong leadership this change allows for smooth transitions.”

Burmeister-Smith started with Avista in 1980 as an accountant after graduation from Boise State University with a Bachelor of Arts degree in business administration with an accounting emphasis. Throughout her career she has served in a variety of roles in the accounting and finance areas of the company. Her community involvement includes serving as a board member for the Avista Foundation and the YWCA of Spokane. Previously, she served as a member of the board of directors for Spokane County United Way.

Krasselt has worked at Avista for 14 years in various leadership roles in the accounting and finance areas. Most recently, he served as the director of risk management and assistant treasurer. Prior to joining Avista, Krasselt worked at PricewaterhouseCoopers LLP for seven years after graduating from the University of Idaho with a Bachelor of Science degree in

Business with a double major in Accounting and Finance. Krasselt serves as a member of the board of directors and treasurer for Mobius Science Center in Spokane.

Schlect is a long-time industry executive and respected professional with 30 years of experience in the energy industry. Prior to his role at Avista, Schlect was one of the founding members of Ecova and served in a variety of senior leadership roles; most recently as an executive vice president of corporate development. He graduated from Washington State University where he earned a bachelor’s degree in civil engineering. Schlect is a licensed professional engineer, certified energy manager and green building engineer with an emphasis on project management and construction contracting.

About Avista

Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 369,000 customers and natural gas to 329,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded on the New York Stock Exchange under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

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SOURCE: Avista Corporation